EXHIBIT 10.80
AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
          THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 11th day of July, 2007 (“Execution Date”), by and between CARLYLE ONE WILSHIRE II, L.P., a Delaware limited partnership (“Seller”), and HINES REIT ONE WILSHIRE LP, a Delaware limited partnership (“Buyer”).
RECITALS
     A. Seller owns certain improved real property located in the City of Los Angeles (“City”), County of Los Angeles (“County”), State of California (“State”), which is more particularly described on Exhibit A attached hereto (the “Land”), together with the improvements located on the Land (the “Improvements”), including the building (the “Building”) whose address is 624 S. Grand Avenue, Los Angeles, California, together with all of Seller’s right, title and interest, if any, in and to (i) any rights and appurtenances pertaining solely to the Land, including minerals, oil and gas rights, air, water and development rights, roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within the Land and in profits or rights or appurtenances solely pertaining to the Land, (ii) except as set forth in this Agreement (including, without limitation, Exhibit E), and subject to Paragraph 22.22 below, all fixtures, fittings, furniture, furnishings, appliances, apparatus, equipment, machinery, building materials, artwork, sculptures and other items of tangible personal property owned by Seller and located at the Land or otherwise used exclusively in connection with the operation of the Land or Improvements, (iii) any and all service contracts, warranties and guarantees, together with all supplements, amendments and modifications thereto, solely relating to the Land or Improvements (excluding any Service Contracts that are to be terminated prior to Close of Escrow pursuant to this Agreement), (iv) subject to Paragraph 22.22 below, all of the leases, licenses and other occupancy agreements reflected on the Rent Roll attached as Exhibit J hereto (the “Leases”), and any other Leases entered into after the Execution Date in accordance with Paragraph 21.1, and (v) any and all licenses, permits and entitlements to the extent relating solely to the construction, rehabilitation and operation of the Land or Improvements in accordance with their current use, and development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller, to the extent relating solely to the Land or Improvements (provided that Buyer shall not be assigned or have the right to use the name “Carlyle”, “Carlyle Real Estate”, “Carlyle One Wilshire” “CRG” and/or “CRG West” or any similar name); provided, however, the foregoing shall not prohibit the use of the name “One Wilshire” so long as “Carlyle”, “CRG” or “CRG West” is not used in conjunction therewith (collectively, the “Property”). The parties acknowledge that the term “Leases” is subject to Paragraph 22.22 below, whereby certain lease, license and other occupancy agreements relating solely to space covered by the Final CRG Lease (as defined in Paragraph 22.22 below) are not considered “Leases” under this Agreement.
     B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, upon the terms and conditions set forth in this Agreement.

BASIC PROVISIONS

I.	Buyer:		Hines REIT One Wilshire LP
c/o Hines Interests Limited Partnership
445 South Figueroa, Suite 2080
Los Angeles, CA 90071
		Attention:	Mr. Colin P. Shepherd
Mr. Jim Bonham
Facsimile: 213-629-1423
Telephone: 213-629-5200

with a copy to:

Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
		Attention:	Mr. Charles N. Hazen
Facsimile: 713-966-7851

with a copy to:

Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Jason P. Maxwell, Esq.
Facsimile: 713-966-2075
Telephone: 713-966-7638

II.	Buyer’s Counsel:		Baker Botts L.L.P.
2001 Ross Avenue
Dallas, TX 75201-2980
Attention: Joel M. Overton, Jr., Esq.
Facsimile: 713-966-2075
Telephone: 214-953-6938

III.	Seller:		c/o The Carlyle Group
1001 Pennsylvania Ave., NW
Suite 220 South
Washington, D.C. 20004-2505
Attention: Mr. Michael Gershenson

With a copy to:
The Carlyle Group
1050 17th Street, Suite 1875
Denver, Colorado 80265
Attention: Mr. Thomas Ray

With a Copy to:

CRG West, LLC
624 South Grand Avenue, Suite 110
Los Angeles, California 90017
		Attention:	Mr. Neil Giles
Mr. David Dunn

IV.	Seller’s Counsel:		Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067
		Attn:	Ari Brumer, Esq.
Raymond Friedman, Esq.
Telephone: (310) 203-8080
Facsimile: (310) 203-0567

V.	Broker(s):		Eastdil-Secured
11150 Santa Monica Boulevard, Suite 1400
Los Angeles, California 90025
		Attn:	Mr. Kevin Crummy
Mr. Sean Sullivan
Telephone: (310) 477-9600
Facsimile: (310) 477-3436

VI.	Escrow Holder:		Terra Nova Title & Settlement Services
1875 I Street NW, Suite 500
Washington, D.C. 20006
Attn: Mr. Christopher Clarke
Telephone: (202)331-0902
Facsimile: (202)331-0905

VII.	Title Company:		Terra Nova Title & Settlement Services,
as agent for First American Title Insurance Company
135 Main Street, 12th Floor

San Francisco, CA 94105
Attn: Mr. Scott Rogers
Telephone: (415) 837-2272
Facsimile: (415) 837-2229

VIII.	Purchase Price: Two Hundred Eighty-Seven Million Thirty-Seven Thousand Five Hundred Eighty-Nine and 00/100 Dollars ($287,037,589.00).

IX.	Deposit: Thirty Million and 00/100 Dollars ($30,000,000.00) (together with any interest which accrues thereon), payable in accordance with Paragraph 3.1 below.

X.	Closing Date: August 1, 2007.
AGREEMENT
          NOW, THEREFORE, incorporating the foregoing recitals, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree that the terms and conditions of this Agreement and the instructions to Escrow Holder (as defined in the Basic Provisions), with regard to the escrow (“Escrow”) created pursuant hereto are as follows:
     1. Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions set forth in this Agreement. It is understood that Buyer shall purchase the entire Property (upon the terms and conditions set forth in this Agreement) and shall not be entitled to purchase only a portion thereof. Buyer acknowledges and agrees that Buyer has, as of the Execution Date, conducted all due diligence (including, without limitation, inspections, investigations and tests) with regard to the Property, and has decided that Buyer will proceed to purchase the Property in accordance with the terms of this Agreement (and, without limiting the foregoing, Buyer shall have no right to terminate this Agreement as a result of any due diligence investigations, tests, examinations or inspections). Without limiting the foregoing, Buyer understands that there is no “contingency period”, “financing contingency period” (and Buyer’s financing, or lack thereof, shall not be a condition to Closing and shall not allow Buyer any termination rights), “inspection period” or “due diligence period” (or similar period) under or in connection with this Agreement. Accordingly, and without limiting the foregoing, Buyer’s Deposit (as defined below) has “gone hard”, subject to the other terms and conditions of this Agreement.
     2. Purchase Price. The “Purchase Price” for the Property shall be as set forth above in the Basic Provisions and shall be paid in accordance with the terms of Paragraph 3 below.

     3. Payment of Purchase Price. The Purchase Price for the Property shall be paid by Buyer as set forth below in this Paragraph 3.
          3.1 Deposit. Within one (1) business day after the Execution Date, Buyer shall deposit or cause to be deposited with Escrow Holder the Deposit (as defined in the Basic Provisions). Escrow Holder shall immediately invest the Deposit in an interest-bearing account. Notwithstanding anything to the contrary set forth in this Agreement, the Deposit shall not be refundable to Buyer for any reason whatsoever (and shall be retained by Seller) unless (a) Buyer terminates this Agreement for a Seller default in accordance with Paragraph 15.2 below, (b) this Agreement is terminated as a result of the failure of a condition to the Close of Escrow set forth in Paragraphs 7.2, 7.3, 7.4 or 7.5 below, (c) Buyer terminates this Agreement in accordance with the last paragraph of Paragraph 13.1 below, or in accordance with Paragraphs 20.1 or 20.2 below, or (d) this Agreement is terminated under Paragraph 22.22 below. Upon the Close of Escrow (as defined below in Paragraph 4.2), the Deposit deposited by Buyer hereunder shall be credited toward payment of the Purchase Price. If Buyer fails to timely deposit the Deposit, Buyer shall be deemed in default under this Agreement, and Seller may terminate this Agreement as a result thereof, and neither party hereunder shall have any further obligations or liabilities under this Agreement, except as specifically set forth herein.
          3.2 Cash Balance. The Purchase Price for the Property is as set forth in the Basic Provisions, and shall be paid by Buyer by wire transfer in immediately available funds to Seller upon the Close of Escrow (to be delivered by Buyer to Escrow Holder pursuant to the terms of this Agreement) subject however to appropriate credit for the Deposit and subject to the prorations, credits and other adjustments set forth in this Agreement. All amounts payable to Seller and/or charged to Seller under this Agreement shall be allocated and paid into (or from, as applicable) accounts as reasonably designated by Seller from time to time and shall be divided among the entities comprising Seller as reasonably designated by Seller from time to time. Buyer shall, upon Seller’s request, fully cooperate with Seller and Escrow Holder in preparing and completing closing statements (and similar documents) to accomplish such allocations and divisions.
4. Escrow.
          4.1 Opening of Escrow. For the purposes of this Agreement, the Escrow shall be deemed opened (“Opening of Escrow”) on the date Escrow Holder receives an original (or counterpart originals) and/or a copy (or counterpart copies) of this Agreement fully executed by Buyer and Seller. Each party shall deliver to Escrow Holder counterparts of the signing party’s executed Agreement within two (2) business days after this Agreement is executed and delivered by the parties. Escrow Holder shall promptly notify Buyer and Seller in writing of the Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions or other instruments reasonably required by Escrow Holder to consummate the transaction contemplated by this Agreement; provided, however, that no such instruments shall be inconsistent or in conflict with, amend or supersede any portion of this Agreement. If there is any conflict or inconsistency between the terms of such instruments and the terms of this Agreement, then the terms of this Agreement shall control. Escrow Holder shall comply with applicable laws, including any reporting requirements of the Internal Revenue Code, in administering the Escrow.

          4.2 Close of Escrow. For purposes of this Agreement, the “Close of Escrow” or the “Closing” shall be the date that the Deed (as defined below in Paragraph 9.1.1) is recorded in the Official Records of the County (the “Official Records”). Unless changed in writing by Buyer and Seller, the Close of Escrow shall occur on the Closing Date (as defined in the Basic Provisions).
     5. Condition of Title. Title to the Property shall be conveyed to Buyer by the Deed, subject to the following approved conditions of title (collectively, the “Approved Title Conditions”).
          5.1 Taxes. Liens to secure payment of real estate taxes and assessments not yet delinquent as of the Close of Escrow.
          5.2 Approved Matters. Matters affecting the Property created by or with the written consent of Buyer.
          5.3 Additional Matters. Exceptions that are approved (or deemed approved) by Buyer in accordance with the terms of Paragraph 7.1.
     6. Buyer’s Title Insurance. At the Close of Escrow, the Title Company (as defined in the Basic Provisions) shall issue to Buyer its standard CLTA Owner’s Policy of Title Insurance (“Title Policy”) in the amount of the Purchase Price showing title to the Property vested in Buyer and subject to the Approved Title Conditions. Buyer shall have the right, at its sole expense, to request and obtain an ALTA extended coverage policy of title insurance, provided that such additional coverage shall not be a condition precedent to, or otherwise excuse or delay any of, Buyer’s obligations under this Agreement. Buyer shall have sole responsibility for obtaining, and bearing the cost of, any survey and other items required from Buyer by the Title Company. Buyer acknowledges that, as of the date hereof, Seller has, as a convenience to Buyer, delivered to Buyer, without representation or warranty, as part of the Materials, a survey of the Property prepared by the Mollenhauer Group dated March 1, 2007, Job No. LA20309 (the “Existing Survey”); Buyer shall be solely responsible for any and all updates, revisions and re-certifications to the Existing Survey.
     7. Conditions Precedent to the Close of Escrow for the Benefit of Buyer. The Close of Escrow and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the timely satisfaction or Buyer’s written waiver of the following conditions precedent for Buyer’s benefit by the dates designated below:
          7.1 Title. As of the Execution Date, Buyer has unconditionally approved all matters of title disclosed by the following documents (collectively, the “Title Documents”) prepared and delivered to Buyer by the Title Company or by Seller, and all such matters shall constitute Approved Title Conditions: (a) a Pro Forma Policy of Title Insurance prepared and issued by the Title Company with respect to the Property, dated July 10, 2007 attached hereto as Schedule 7.1 (the “Pro Forma”), together with all matters, exceptions and exclusions therein; and (b) copies of all recorded documents referred to in the Pro Forma. Notwithstanding the foregoing, Seller agrees to remove as exceptions to title to the Property, at Seller’s cost, on or prior to the Close of Escrow (i) all delinquent taxes and assessments and interest and penalties thereon, if any, which relate to periods prior to the Close of Escrow, (ii) all delinquent installments and accrued interest due on any bonds affecting the Property which relate to periods prior to the Close of Escrow, and (iii) all other monetary liens and encumbrances affecting the Property voluntarily caused by the Seller named in this Agreement prior to the Close of Escrow, such as mortgages and deeds of trust.
          If, after the Execution Date, the Title Company issues any supplements before the Closing Date (other than any supplements relating to “Unobjectionable Matter(s)”, as defined below) that add exceptions to the Pro Forma, Buyer shall have five (5) days after delivery to Buyer of each supplement to approve or disapprove these supplements by written notice to Seller and Escrow Holder. For purposes hereof, the term “Unobjectionable Matter” is defined as (a) any matter which relates to ALTA extended coverage (as opposed to CLTA coverage) or is otherwise disclosed as a result of any survey (other than the Existing Survey delivered to Buyer by Seller) and/or inspection made or performed by, for or on behalf of Buyer relating to the Property (other than the addition of tenants [and/or other occupants]); (b) any title exception adding specific tenants (and/or other occupants) and/or a rent roll to the Pro Forma, to the extent reflecting tenants (and/or their successors/assigns) and/or other occupants (and/or their successors/assigns) set forth on the Rent Roll attached hereto as Exhibit J or otherwise permitted under Paragraph 21.1 below, and/or (c) any matter arising out of or related to the acts or omissions of Buyer or its representatives, agents, members, affiliates, partners, employees, consultants, contractors or subcontractors. If Buyer fails to so disapprove such items by such date, it shall be conclusively presumed that Buyer has unconditionally approved these supplements (and all exceptions contained therein). If there are any title exceptions timely disapproved by Buyer as provided above, Seller shall have the right (but not the obligation) until the Close of Escrow to have the disapproved exceptions removed or corrected by the Title Company to Buyer’s reasonable satisfaction or to extend the Closing Date (as the same may have been extended pursuant to the terms of this Agreement) for a period not to exceed ten (10) business days until such disapproved exceptions have been removed or corrected for approval by Buyer, which shall not be unreasonably withheld, conditioned or delayed. If Seller is unable or unwilling (in its sole and absolute discretion) to have such disapproved exceptions removed or corrected by the Title Company for approval by Buyer, Seller shall so notify Buyer which shall then elect (as its sole and exclusive remedy), upon written notice to Seller and Escrow Holder no later than three (3) days after written notice from Seller that the exceptions will not be removed (or that Seller will not attempt to have the same removed), to either (i) waive such exceptions and disapprovals (in which event the same shall constitute Approved Title Conditions); or (ii) terminate this Agreement; and in the event Buyer elects option (ii), this Agreement shall terminate, the Deposit deposited by Buyer with Escrow Holder (less one-half of any escrow and title cancellation fees and costs) shall be refunded to Buyer by Escrow Holder, and neither party hereunder shall have any further obligations or liabilities under this Agreement, except as specifically set forth herein. Buyer’s failure to so terminate within the three (3) day period constitutes Buyer’s election to waive the exceptions and disapprovals in accordance with clause (i) above. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, any Unobjectionable Matters (and supplements to the extent relating thereto) shall be deemed approved by Buyer (and Approved Title Conditions, subject, however, to Seller’s obligation to remove as exceptions to title the items set forth in the last sentence of the first paragraph of this Paragraph 7.1), and Buyer shall be deemed to have approved all exceptions to Title relating to such supplements.
          7.2 Tenant Estoppel Certificates. Subject to the following provisions of this Paragraph 7.2, Buyer shall have received estoppel certificates (“Tenant Estoppel Certificates”), within the time frames set forth below, duly executed by tenants (and/or Seller, as applicable, as further set forth below) such that Buyer shall have received Tenant Estoppel Certificates from tenants (and/or Seller, as applicable) under Leases accounting for at least sixty-five percent (65%) of the Leased Rentable Square Footage (as defined below), including Tenant Estoppel Certificates (as part of the foregoing Tenant Estoppel Certificates) from all the following tenants at the Property (or their successors or assigns, if applicable) (collectively, the “Major Tenants”) (but only to the extent such Major Tenants are then tenants of the Property, under Leases at the Property, as of the Estoppel Delivery Date, as defined below): Musick, Peeler & Garrett LLP; MCI Communications Services, Inc., dba Verizon Business Services (“Verizon”) (subject to the Non-Objectionable Information, as defined below); Quest Communications; and Crowell, Weedon & Co. The “Leased Rentable Square Footage” is defined as the leased rentable square footage in the space in the Building, other than the space covered by the Final CRG Lease (as defined in Paragraph 22.22 below). It is understood by Buyer that Tenant Estoppel Certificates shall in no event be required from CRG (as defined in Paragraph 22.22 below), and shall in no event be required with respect to the space covered by the Final CRG Lease (and neither such space, nor the occupants/licensees/tenants with respect thereto, shall be required or considered under this Paragraph 7.2). The Tenant Estoppel Certificates shall be substantially in the form of Exhibit F or substantially in such other form which a particular tenant is required to execute pursuant to its Lease. In an attempt to comply with its obligations under the last sentence of this Paragraph 7.2, Seller agrees to request a Tenant Estoppel Certificate (in the form of Exhibit F) from each of the tenants under the Leases relating to the Leased Rentable Square Footage, provided that Tenant Estoppel Certificates from all such tenants shall not be required, and the remaining provisions of this Paragraph 7.2 shall not be affected by this sentence. To the extent received by Seller, Seller shall deliver the original executed Tenant Estoppel Certificates to Buyer no later than the date (the "Estoppel Delivery Date”) that is three (3) business days prior to the Close of Escrow (but Seller shall deliver to Buyer any executed Tenant Estoppel Certificates received by Seller from tenants within two (2) business days of such receipt); provided, however, if Seller is unable to deliver timely to Buyer the appropriate number of Tenant Estoppel Certificates executed by tenants, Seller may, but without any obligation to do so, deliver to Buyer no later than the Estoppel Delivery Date, in lieu thereof, the necessary number of Tenant Estoppel Certificates executed by Seller (each, a “Seller Estoppel”), in substantially the form attached hereto as Exhibit “F-1” to meet the 65% figure set forth above; provided, however, Buyer shall not be required to accept any Seller Estoppels to the extent they are executed by Seller on behalf of any of the Major Tenants, or to the extent the leased rentable square footage of the Building covered by the Seller Estoppels exceeds ten percent (10%) of the leased rentable square footage in the Building. Seller Estoppels shall be deemed executed by the applicable tenant(s) for purposes of t he 65% figure set forth above, but shall be subject to the limitations contained in Paragraphs 13 and 22.15 and shall be deemed automatically null and void upon the delivery of any Tenant Estoppel Certificate from the tenant for whom the Seller Estoppel was delivered so long as such Tenant Estoppel Certificate is not at variance in any material respect with the applicable Seller Estoppel. Buyer shall have three (3) business days after the receipt of each such executed Tenant Estoppel Certificate (or Seller Estoppel, as applicable) to approve or reasonably disapprove the applicable

Tenant Estoppel Certificate (or Seller Estoppel, as applicable) so received (and failure to timely disapprove shall constitute approval); provided, however, notwithstanding the foregoing, Buyer may only disapprove an executed Tenant Estoppel Certificate (or Seller Estoppel, as applicable) if it (a) discloses material adverse economic terms of the applicable Lease (in the form delivered by Seller to Buyer) that were not disclosed to Buyer in writing (whether in the applicable Lease or any other document delivered to Buyer) prior to the Execution Date, (b) alleges a material default of Seller, as landlord, under such applicable Lease, (c) discloses a material dispute between the landlord and tenant in connection with such applicable Lease or discloses a material tenant default under such applicable Lease, (d) with respect to any Lease in full force and effect as of the date of this Agreement and set forth on the Rent Roll attached hereto as Exhibit J, discloses a material inconsistency (that had not otherwise been disclosed to Buyer in writing prior to the Execution Date) between the information for that Lease in the Rent Roll and the corresponding information in the applicable Tenant Estoppel Certificate (or Seller Estoppel, as applicable), other than simply a change in tenant as a result of an assignment or other transfer permitted under the applicable Lease, or (e) discloses that a tenant alleges (i) an unexpired right of first refusal or right of first offer to purchase the Property (a “ROFR”), or any portion thereof, or unexpired option to purchase the Property (a “Purchase Option”), or any portion thereof, in favor of such tenant, and (ii) that the ROFR or Purchase Option, as applicable, is operative and may be exercised as a result of the transactions contemplated by this Agreement. If Buyer reasonably disapproves any Tenant Estoppel Certificate (or Seller Estoppel, as applicable) as set forth above, Seller shall have until the Closing Date to deliver such Tenant Estoppel Certificate (or Seller Estoppel, as applicable) in a form which is reasonably acceptable to Buyer (provided that Buyer may only disapprove an executed Tenant Estoppel Certificate, or Seller Estoppel, as applicable, for the reasons set forth in (a), (b), (c), (d) and (e) of this paragraph above; otherwise the applicable Tenant Estoppel Certificate, or Seller Estoppel, as applicable, shall be deemed acceptable to and approved by Buyer; without limiting the foregoing, (1) Buyer shall not have any right to disapprove a Tenant Estoppel Certificate on the basis of any disclosure therein of the dispute described on Schedule 7.2 attached hereto (the "Non-Objectionable Information”), and (2) notwithstanding anything to the contrary, Buyer shall have no rights or claims against Seller whatsoever with respect to the Non-Objectionable Information; and the provisions of this sentence and the following sentence shall survive the Close of Escrow, or any termination of this Agreement, and shall not be merged with the Deed. On and after the Close of Escrow, Buyer shall indemnify, defend and hold Seller and its officers, members, partners, directors, shareholders, participants, affiliates, managers, representatives and agents free and harmless from and against any and all claims, costs, losses, liabilities, damages and expenses arising out of or resulting from any claim or action by or on behalf of the tenant under the subject lease (or its affiliates, successors or assigns), as referenced under Schedule 7.2 attached hereto in connection with the Non-Objectionable Information. Subject to the last paragraph of this Paragraph 7, Seller shall use commercially reasonable efforts to satisfy the condition to Buyer’s obligation to close set forth in this Paragraph 7.2.
          7.3 Covenants. On the Closing Date, Seller shall not be in default in the performance of any material covenant or agreement to be performed by Seller under this Agreement.
          7.4 Representations and Warranties. Subject to the last paragraph of Paragraph 13.1 below, all representations and warranties of Seller contained in Paragraph 13.1 of this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same effect as if those representations and warranties were made at and as of the Closing Date.
          7.5 Title Policy. Subject to the payment of premiums, on or prior to the Closing Date, the Title Company shall be irrevocably committed to issue the Title Policy with liability in the amount of the Purchase Price, showing title vested in Buyer and subject only to the Approved Title Conditions.
     The conditions set forth in this Paragraph 7 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall at all times have the right to waive any condition. Any such waiver or waivers shall be in writing and shall be delivered to Seller. Nothing contained in this Agreement shall require Seller to bring any suit or other proceeding, or to pay any material sum, to satisfy any of such conditions, except as provided in the last sentence of the first paragraph of Paragraph 7.1. If any of the conditions in this Paragraph 7 is not timely satisfied or waived by Buyer, then this Agreement shall terminate, the Deposit, or such portion thereof that has theretofore been deposited by Buyer with Escrow Holder (less one-half of any escrow and title cancellation fees and costs), shall be refunded to Buyer by Escrow Holder, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement. Without limiting Seller’s post-Closing obligations, if any, that expressly survive the Close of Escrow under this Agreement, Closing shall constitute conclusive evidence that Seller has fully performed its obligations under this Agreement that are required to be performed prior to the Close of Escrow and shall further constitute a waiver by Buyer of any claims, demands and causes of action that Buyer may have against Seller based upon any failure to perform such obligations prior to Closing.
     8. Conditions Precedent to the Close of Escrow for the Benefit of Seller. The Close of Escrow and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver of the following conditions precedent for Seller’s benefit by the dates designated below:
          8.1 Buyer’s Deliveries. At least one (1) business day prior to the Closing Date, Buyer shall have delivered to Escrow Holder the Purchase Price, all other amounts payable under this Agreement, and the documents described in Paragraph 9.2.
          8.2 Representations and Warranties. All representations and warranties of Buyer contained in Paragraph 13.2 of this Agreement shall be true and correct in all material respects as of the date made and as of the Close of Escrow with the same effect as if those representations and warranties were made at and as of the Close of Escrow.
          8.3 Covenants. On the Closing Date, Buyer shall not be in default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.
     The conditions set forth in this Paragraph 8 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition. Any such waiver or waivers shall be in writing and shall be delivered to Buyer. If any of the conditions in this Paragraph 8 is not satisfied or has not been so waived by Seller prior to the Closing Date, then the Deposit shall be paid to Seller and belong to Seller pursuant to Paragraph 15.1 below (without limiting the non-refundable nature of the Deposit under this Agreement), this Agreement shall terminate, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement.
     9. Deliveries to Escrow Holder.
          9.1 Deliveries by Seller. At least one (1) business day prior to the Close of Escrow, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:
                9.1.1 Deed. A grant deed in the form attached as Exhibit B, duly executed by Seller and acknowledged (“Deed”).
                9.1.2 FIRPTA. A Transferor’s Certification of Non-Foreign Status in the form attached as Exhibit C, duly executed by Seller and a California Form 593-C (or its equivalent) duly executed by Seller (collectively, “FIRPTA Certificates”).
                9.1.3 Lease Assignment. Four (4) original counterparts of an Assignment and Assumption of Leases in the form attached hereto as Exhibit D (the “Lease Assignment”), duly executed by Seller.
                9.1.4 General Assignment. Four (4) original counterparts of a General Assignment and Bill of Sale in the form attached hereto as Exhibit E (the “General Assignment”), duly executed by Seller.
                9.1.5 Additional Documents. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement including, in the case of the Title Company, a standard Commercial Owner’s Affidavit in form and substance reasonably satisfactory to the Title Company and Seller, any transfer tax or similar affidavits or instruments reasonably acceptable to Seller, documents and instruments evidencing Seller’s authority to consummate such transactions.
                9.1.6 Tenant Notice. A notice to each tenant in the form of Exhibit H, duly executed by Seller, informing the tenant of the change of ownership of the Property and a transfer of such tenant’s security deposit (if any) to such new owner.
                9.1.7 CRG Lease Four (4) original counterparts of the Final CRG Lease, duly executed by CRG, as tenant.
          9.2 Deliveries by Buyer. At least one (1) business day prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder the following:
                9.2.1 Funds. All funds necessary to close the Escrow in accordance with the terms of this Agreement (including, without limitation, the Purchase Price) (as adjusted by the Proration and Expense Schedule, the Deposit, and any other credits and adjustments provided herein).

                9.2.2 Lease Assignment. Four (4) original counterparts of the Lease Assignment, duly executed by Buyer.
                9.2.3 General Assignment. Four (4) original counterparts of the General Assignment, duly executed by Buyer.
                9.2.4 Other Documents. Such other instruments and documents as may be reasonably requested by the Title Company and/or Escrow Holder and/or Seller (including, without limitation, with respect to Buyer’s authority).
                9.2.5 CRG Lease. Four (4) original counterparts of the Final CRG Lease, duly executed by Buyer, as landlord.
     10. Costs and Expenses. If the transaction contemplated by this Agreement is consummated, then Seller shall bear the following costs and expenses: (A) the premium for the standard CLTA Owner’s title policy in the amount of the Purchase Price; (B) Seller’s share of prorations under this Agreement; (C) the document recording charges in connection with recording the Deed in the County; and (D) one-half (1/2) of Escrow Holder’s fees. If the transaction contemplated by this Agreement is consummated, then Buyer shall bear the following costs and expenses: (T) the County documentary transfer taxes in connection with the recording of the Deed in the County; (U) the City documentary transfer taxes in connection with the recording of the Deed in the County; (V) all excise and transfer taxes imposed with respect to the conveyance of any personal property by Seller to Buyer pursuant to this Agreement; (W) all documentary transfer taxes and recording charges in connection with any financing relating to Buyer; (X) the ALTA portion of title insurance premiums for the standard or extended ALTA Owners title policy, if any (and any other title charges exceeding those for the CLTA policy under subsection (A) above), the cost of any survey (other than the Existing Survey delivered by Seller) and the cost of any endorsements to the Title Policy (other than curative endorsements that Seller elects to obtain, in its sole and absolute discretion, in order to cure a Buyer title objection under Paragraph 7.1 above); (Y) one-half (1/2) of Escrow Holder’s fees; and (Z) Buyer’s share of prorations. If, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder’s fees and charges; however, notwithstanding anything to the contrary set forth in this Agreement, if the transaction fails to close as the result of the default of either party, then such defaulting party shall bear all Escrow Holder’s fees and expenses. Notwithstanding anything to the contrary set forth in this Agreement, but except as may be set forth to the contrary in Paragraph 15.2, Buyer shall bear all costs associated with its due diligence inspections regarding the Property, regardless of whether the Close of Escrow occurs; the provisions of this sentence shall expressly survive the Close of Escrow (and shall not be merged with the Deed) or the earlier termination of this Agreement. Subject to the provisions of Paragraph 18 below, each party shall bear the cost of its own attorneys and consultants. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice of the City and County for transactions of this type.
     11. Prorations.
          11.1 Subject to the provisions of this Paragraph 11, all revenues and expenses relating to the Property shall be prorated as of the Close of Escrow. Expenses relating to the

Property, including without limitation, real property taxes and assessments, utility charges and the like, shall be prorated on an accrual basis, and revenues relating to the Property, including, without limitation, rentals and other income (including, without limitation, common area charges and operating cost pass throughs) shall be prorated on a cash received basis, subject to the provisions set forth in Paragraph 11.5 below. It is understood that Buyer shall not be entitled to any income or revenue, and shall not be obligated for costs and expenses, under the CRG Agreements (as defined in Paragraph 22.22 below) (except as may be provided to the contrary in the Final CRG Lease). Such proration shall be made as of 11:59 p.m. Pacific Standard Time on the day immediately preceding the Closing Date (the “Proration Time”). Buyer shall be responsible for all real estate tax reassessment and increase as a result of the transactions contemplated under this Agreement. Seller shall be entitled to all tax refunds for periods prior to the Close of Escrow, and Buyer shall remit the same to Seller promptly after receipt; provided, however, that Buyer shall first deduct therefrom any portions thereof which are due to any of the tenants under the Leases and shall remit the same to such tenants. All monthly prorations shall be calculated on actual days of the applicable month and all annual prorations shall be calculated based on a 365-day year. Prior to the Closing Date, Seller and Buyer shall agree upon a schedule of expenses and prorations (“Proration and Expense Schedule”). If any prorations, apportionments or computations made under this Paragraph 11 shall require final adjustment because the information is unavailable at the Proration Time, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Such adjustments shall be made as soon as complete and accurate information becomes available, but in all events no later than April 30, 2008 (the “Survival Cut-Off Date”). Any corrected adjustment or proration shall be paid promptly in cash to the party entitled thereto. Except as otherwise set forth above in this Paragraph 11.1, the obligations of the parties under this Paragraph 11 shall survive the Close of Escrow through the Survival Cut-Off Date and shall not be merged with the Deed until the expiration of the Survival Cut-Off Date. The foregoing terms of this Paragraph 11.1 are subject to the terms of Paragraphs 11.2 through 11.5 below.
          11.2 The leasing commissions, attorneys’ fees in connection with leasing, and improvement allowances/reimbursements/expenditures set forth on Schedule 11.2 attached hereto shall be the sole responsibility of Seller and shall be paid by Seller at or prior to, or an appropriate credit therefor shall be provided by Seller to Buyer upon, the Close of Escrow; upon such payment and/or credit, Seller shall have no further obligations whatsoever with respect to the amounts and items set forth in such Schedule 11.2. Notwithstanding the foregoing or anything to the contrary, (a) the tenant improvement allowance in the amount of $330,001.42 relating to the space leased by Crowell, Weedon & Co. (the “Crowell Allowance”) shall be Buyer’s sole responsibility (and Seller shall have no obligation with respect thereto), and any portion of such amount paid by Seller prior to the Close of Escrow (without obligation to do so) shall be credited to Seller upon the Close of Escrow, and (b) all other leasing commissions, attorneys’ fees in connection with leasing, and improvement allowances/reimbursements/expenditures for any Leases or Lease amendments, whether with respect to base lease term (for Leases or Lease amendments executed after the date hereof), future expansions, renewals, or otherwise, shall be Buyer’s sole responsibility (and Seller shall have no obligation with respect thereto), and any such amounts paid by Seller relating thereto (without obligation to do so) shall be credited to Seller upon the Close of Escrow; provided, however, Buyer shall not be responsible for leasing commissions, attorneys’ fees in connection with leasing, and improvement allowances/reimbursements/expenditures relating to the CRG Agreements or any space covered solely by the Final CRG Lease (except as may be set forth to the contrary in the

Final CRG Lease).
          11.3 As of the Close of Escrow, Seller shall not be responsible for any charges, fees, assessments or other amounts relating to utilities, including, without limitation, those for sewer, electricity, water and gas (the “Utility Charges”), which are incurred from and after the Closing Date. Buyer shall be responsible to have the applicable utility companies switch service into Buyer’s name at Closing and shall be solely responsible to pay all Utility Charges accruing after the Close of Escrow. Without limiting the foregoing, Seller may instruct any utility company that Seller no longer owns the Property and shall not be responsible for Utility Charges accruing after the Close of Escrow. Additionally, it is understood that Seller, prior to the Close of Escrow, may bill Tenants for electricity/power charges that may not be fully reimbursed to Seller by such Tenants as of the Close of Escrow (the “Utility Bill Amounts”). Buyer shall bill and use reasonable efforts to collect any such Utility Bill Amounts in the ordinary course of business (and such Utility Bill Amounts shall not be forgiven, reduced, deferred, delayed or suspended by Buyer) through the Survival Cut-Off Date, but shall not be obligated to engage a collection agency or take legal action to collect any such amounts. Buyer shall be entitled to retain ten percent (10%) of the Utility Bill Amounts that it collects for delivery to Seller hereunder. Seller shall have the right to seek collection of any Utility Bill Amounts applicable to any period before the Close of Escrow from any Tenants, but shall not have the right to evict Tenants or to terminate or threaten to terminate any such Tenant’s Lease or right to possession of its premises. Any Utility Bill Amounts actually collected by Buyer to which Seller is entitled hereunder shall be promptly delivered by Buyer to Seller (after deducting the 10% set forth above to which Buyer is entitled).
          11.4 Buyer shall be credited and Seller shall be charged with (but Seller shall retain as its sole and separate property, notwithstanding any contrary provision in this Agreement) any security deposits and advanced rentals in the nature of security deposits made by the lessees/licensees (the "Tenants”) under the Leases, except to the extent the same have been applied in accordance with the terms of said Leases (subject to the provisions of Paragraphs 21.3 and 22.22 below). Notwithstanding the foregoing, to the extent any security deposits are in the form of a letter of credit, Seller, at its sole cost and expense, will cooperate with Buyer to cause such letters of credit to be reissued with Buyer as the named beneficiary thereof. After the Execution Date, prior to any termination of this Agreement, Seller shall deliver written notice to Buyer prior to any application of security deposits (without giving Buyer any approval rights).
          11.5 Rent and other income (including, without limitation, common area charges and operating cost pass throughs) which has been collected as of the Proration Time shall be prorated. Delinquent rent as of the Proration Time shall not be prorated. After the Close of Escrow, Buyer and Seller shall apply all rent and income collected by them from the tenants under the Leases (including, without limitation, common area charges and operating cost pass throughs), on a Lease-by-Lease basis, first to rent or other charges first coming due for any period from and after the Close of Escrow, which amount shall be retained by Buyer (or if received by Seller, promptly delivered by Seller to Buyer); second to rent or other charges due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Close of Escrow as set forth in Paragraph 11.1; and third any remainder to rents and other charges under the Leases for periods prior to the Close of Escrow, which amount, less Buyer’s actual costs of collection, shall be promptly delivered by Buyer to Seller. Buyer shall bill and use reasonable efforts to collect any such delinquent rent and other arrearages in the ordinary course of business (and such delinquent rent shall not be forgiven, reduced, deferred, delayed or suspended by Buyer) through the Survival Cut-Off Date, but shall not be obligated to engage a collection agency or take legal action to collect any such rent or other arrearages. Seller shall have the right to seek collection of any delinquent rents or other income (including operating expense pass-throughs) applicable to any period before the Close of Escrow from any Tenants who are in arrears as of the Closing Date, but shall not have the right to evict Tenants or to terminate or threaten to terminate any such Tenant’s Lease or right to possession of its premises.
     12. Disbursements and Other Actions by Escrow Holder. Provided that all of Buyer’s and Seller’s conditions precedent to their respective obligations to complete the Close of Escrow have been timely satisfied or waived in accordance with this Agreement, upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner and order set forth.
          12.1 Disburse Funds. Escrow Holder shall credit and/or charge all matters stated to be credited or charged to a party in Paragraphs 3 and 10 and prorate all matters addressed in Paragraph 11 based upon the Proration and Expense Schedule and disburse the Purchase Price, as adjusted by such credits and prorations (together with all other items payable to Seller) to Seller promptly upon the Close of Escrow and disburse remaining funds, if any, to Buyer as Buyer may direct.
          12.2 Recording. Escrow Holder shall cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.
          12.3 Documents to Seller. Escrow Holder shall disburse to Seller two (2) originals of the Lease Assignment, two (2) originals of the General Assignment, two (2) originals of the Final CRG Lease (for delivery to CRG), one (1) conformed copy of the Deed, and one (1) copy of any other document deposited into Escrow by Buyer.
          12.4 Documents to Buyer. Escrow Holder shall deliver to Buyer the original FIRPTA Certificates, two (2) originals of the Lease Assignment, two (2) originals of the General Assignment, two (2) originals of the Final CRG Lease, one (1) conformed copy of the Deed and one (1) copy of any other document deposited into Escrow by Seller pursuant hereto.
          12.5 Title Company. Escrow Holder shall direct the Title Company to issue the Title Policy to Buyer in accordance with the provisions of this Agreement.
     13. Representations and Warranties.
          13.1 Seller’s Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to buy the Property, Seller makes the following representations and warranties as of the date hereof, each of which is material and is being relied upon by Buyer. The phrase “to Seller’s knowledge” shall mean the actual current knowledge of Thomas Ray (Managing Director of a Seller affiliate), and Neil Giles (Managing Director of another Seller affiliate) without any undertaking or duty to undertake any independent investigation or inquiry; provided, however, in no event shall either or both of Mr. Ray and/or Mr. Giles incur any personal liability in connection herewith or otherwise, and in no event shall such affiliates incur any liability in connection herewith or otherwise.
                13.1.1 Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.
                13.1.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and all requisite action shall be taken by the Closing in connection with entering into the instruments referenced herein and the consummation of the transaction contemplated by this Agreement. No consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required for Seller to consummate the transaction contemplated by this Agreement (that will not be obtained by Closing).
                13.1.3 Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.
                13.1.4 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, Lease or other agreement or instrument to which Seller is a party or by which the Property is bound.
                13.1.5 Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
                13.1.6 Litigation. To Seller’s knowledge, except as set forth on Schedule 13.1.6 attached hereto, (a) on the Execution Date, there are no pending legal actions or proceedings relating to Seller or the Property, and (b) Seller has not, prior to the Execution Date, received written notice of threatened legal actions or proceedings relating to Seller or the Property. Seller further covenants that if Seller should receive notice of any such legal actions or proceedings prior to the Closing Date, Seller will provide Buyer with copies of the notice promptly following the receipt thereof by Seller.
                13.1.7 Hazardous Materials and Other Violations. To Seller’s knowledge, except as set forth in the environmental documents listed on Schedule 13.1.7 attached hereto, Seller has received no written notice prior to the Execution Date that the Property is in violation of any federal, state or local governmental law, governmental ordinance or governmental regulation, including, without limitation, those relating to industrial hygiene or to the environmental conditions at, under or about the Property or the Improvements, including but not limited to, soil and groundwater conditions. Seller further covenants that if Seller should receive any such notice prior to the Closing Date, Seller will provide Buyer with copies thereof promptly following the receipt thereof by Seller.
                13.1.8 Leases. To Seller’s knowledge, as of the Execution Date, (a) there are no Leases affecting the Property under which the owner of the Property is landlord except as set forth on the Rent Roll attached hereto as Exhibit J, and (b) except for the Crowell Allowance (which is Buyer’s obligation under Paragraph 11.2 above), the costs set forth on Schedule 11.2 attached hereto are the only leasing commissions and improvement allowances currently outstanding on the Execution Date (for initial premises under such Leases for initial Lease terms) and currently payable by the landlord under such Leases as of the Execution Date. To Seller’s knowledge, true, correct and complete copies of the Leases currently in effect with respect to the Property and set forth on the Rent Roll attached hereto as Exhibit J have been delivered or made available to Buyer and, to Seller’s knowledge, are in full force and effect on the Execution Date.
                13.1.9 Service Contracts. As of the Execution Date, the Service Contracts (as defined in Paragraph 21.2 below) set forth on Exhibit I attached hereto are the only Service Contracts affecting the Property which Seller is unable (or unwilling) to terminate prior to the Close of Escrow and which must be assumed by Buyer upon the Close of Escrow. True, correct and complete copies of such Service Contracts set forth on Exhibit I attached hereto have been delivered or made available to Buyer and, to Seller’s knowledge, are (a) in full force and effect on the Execution Date and (b) without default by any party which remains uncured as of the Execution Date.
                13.1.10 OFAC. Seller is not an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, by reason of a prohibition arising under United States law, regulation, executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [“Specially Designated Nationals and Blocked Persons”]).
                13.1.10 Prohibited Person. Neither Seller, nor to Seller’s knowledge, any Person who owns a direct interest in Seller (collectively, a “Seller Person”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, by reason of a prohibition arising under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially

Designated Nationals and Blocked Persons).
                13.1.11 Patriot Act. Neither Seller nor, to the knowledge of Seller, any Seller Party is known by Seller (i) to be under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as defined herein); (ii) to have been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) to have had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Section, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, (x) that by the terms or provisions thereof apply to Seller or any Seller Party, and (y) which: (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include Title III of the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, in each case to the extent only that the provisions of the foregoing laws, rules or regulations apply to Seller or any Seller Party.
          After the Closing Date, Seller agrees to cooperate reasonably with Buyer, and to cause each Seller Party to cooperate reasonably with Buyer, in providing such additional information and documentation, to the extent in Seller’s or such Seller Party’s possession or control, on Seller’s and each Seller Party’s legal or beneficial ownership, policies, procedures and sources of funds, as Buyer reasonably requests to enable Buyer to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.
     The representations and warranties of Seller set forth in this Paragraph 13.1 shall survive the Close of Escrow through the Survival Cut-Off Date, but not thereafter, it being the intention of the parties that all suits or actions for breach of any such representations and warranties must be filed (if at all) in a court of competent jurisdiction, on or before the Survival Cut-Off Date, or they shall be forever barred and Buyer hereby waives any right to bring any such claim or action thereafter. Notwithstanding the foregoing, if, prior to the Close of Escrow, Buyer or Seller should learn, discover or become aware of any existing or new item, fact or circumstance which renders a representation or warranty of Seller set forth herein incorrect or untrue in any material respect (collectively, the “Representation Matter”), then the party who has learned, discovered or become aware of such Representation Matter shall promptly give written notice thereof to the other party. If, prior to the Close of Escrow, Buyer learns, discovers or is made aware of a Representation Matter, then Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement and obtain a refund of the Deposit from Escrow Holder (to the extent theretofore deposited by Buyer with Escrow Holder) by providing written notice thereof to Seller no later than five (5) business days after Buyer learns, discovers or is made aware of such Representation Matter. Upon such termination, neither party hereunder shall have any further obligations or liabilities under this

Agreement except as specifically set forth herein. If Buyer learns, discovers or is made aware of a Representation Matter prior to the Close of Escrow and Buyer does not timely terminate this Agreement as a result of such Representation Matter, then Seller’s representations and warranties shall be automatically limited to account for the Representation Matter (an “Accepted Representation Matter”), Buyer shall be deemed to have waived Buyer’s right to pursue any remedy for breach of the representation or warranty made untrue on account of such Accepted Representation Matter, and the parties shall proceed to the Close of Escrow, subject to the remaining terms of this Agreement. For purposes of this paragraph, Buyer shall only be deemed to have learned, discovered or to have been made aware of a Representation Matter if any of the following individuals learn, discover, are notified or have been made aware of the applicable matter: Douglas H. Metzler and Colin P. Shepherd. Notwithstanding the foregoing, if such Representation Matter constitutes a default with respect to another obligation under this Agreement (pursuant to the express terms of this Agreement), other than just a breach of a representation or warranty under this Paragraph 13.1, then in lieu of termination of this Agreement pursuant to the foregoing provision, Buyer may exercise its rights under, but subject to, Paragraph 15.2 below.
          13.2 Buyer’s Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property, Buyer makes the following representations and warranties, as of the date hereof and as of the Closing Date, each of which is material and is being relied upon by Seller. The representations and warranties of Buyer set forth in this Paragraph 13.2 shall survive the Close of Escrow through the Survival Cut-Off Date and shall not be merged with the Deed.
                13.2.1 Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.
                13.2.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with entering into this Agreement and all requisite action shall be taken by the Closing in connection with entering into the instruments referenced herein and the consummation of the transaction contemplated by this Agreement. By the Close of Escrow no additional consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party shall be required for Buyer to consummate the transaction contemplated by this Agreement (that will not be obtained by Closing).
                13.2.3 Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.
                13.2.4 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, Lease or other agreement or instrument to which Buyer is a party.

                13.2.5 Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
                13.2.6 ERISA. With respect to each source of funds to be used by it to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 4.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
                13.2.7 OFAC. Buyer is not an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, by reason of a prohibition arising under United States law, regulation, executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [“Specially Designated Nationals and Blocked Persons”]).
                13.2.8 Prohibited Person. Neither Buyer nor, to Buyer’s knowledge, any Person who owns a direct interest in Buyer (collectively, a “Buyer Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, by reason of a prohibition arising under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons).
                13.2.9 Buyer’s Funds. Buyer has no reason to believe that the funds used to pay to Seller the Purchase Price have been derived from unlawful activities or in violation of applicable anti-money laundering laws and regulations.
                13.2.10 Patriot Act. Neither Buyer nor, to the knowledge of Buyer, any

Buyer Party, nor any Person providing funds to Buyer, is known by Buyer (i) to be under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as defined herein); (ii) to have been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) to have had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Section, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, (x) that by the terms or provisions thereof apply to Buyer or any Buyer Party, and (y) which: (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include Title III of the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, in each case to the extent only that the provisions of the foregoing laws, rules or regulations apply to Buyer or any Buyer Party. After the Closing Date, Buyer agrees to cooperate reasonably with Seller, and to cause each Buyer Party to cooperate reasonably with Seller, in providing such additional information and documentation, to the extent in Buyer’s or such Buyer Party’s possession or control, on Buyer’s and each Buyer Party’s legal or beneficial ownership, policies, procedures and sources of funds, as Seller reasonably requests to enable Seller to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.
          13.3 As-Is. AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND THE PERFORMANCE BY SELLER OF ITS DUTIES AND OBLIGATIONS HEREUNDER, BUYER DOES HEREBY ACKNOWLEDGE, REPRESENT, WARRANT AND AGREE, TO AND WITH SELLER, THAT, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 13.1, FOR THE DURATION THEREOF, AND EXCEPT FOR THE INDEMNIFICATIONS MADE BY SELLER IN THE LEASE ASSIGNMENT AND GENERAL ASSIGNMENT, EACH FOR THE DURATION THEREOF, AND EXCEPT FOR ANY EXPRESS COVENANT MADE BY SELLER UNDER THIS AGREEMENT THAT IS EXPRESSLY STATED IN THIS AGREEMENT TO SURVIVE THE CLOSE OF ESCROW (A) BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” CONDITION AS OF THE DATE OF THE CLOSE OF ESCROW WITH RESPECT TO ANY FACTS, CIRCUMSTANCES, CONDITIONS AND DEFECTS; (B) SELLER HAS NO OBLIGATION TO REPAIR OR CORRECT ANY SUCH FACTS, CIRCUMSTANCES, CONDITIONS OR DEFECTS OR COMPENSATE BUYER FOR SAME; (C) BY THE CLOSE OF ESCROW, BUYER SHALL HAVE UNDERTAKEN ALL SUCH PHYSICAL AND OTHER INSPECTIONS AND EXAMINATIONS OF THE PROPERTY AS BUYER DEEMS NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES, AND THAT BASED UPON SAME, BUYER IS AND WILL BE RELYING STRICTLY AND SOLELY UPON SUCH INSPECTIONS AND EXAMINATIONS AND THE ADVICE AND COUNSEL OF ITS AGENTS AND OFFICERS, AND BUYER IS AND

WILL BE FULLY SATISFIED THAT THE PURCHASE PRICE IS FAIR AND ADEQUATE CONSIDERATION FOR THE PROPERTY; (D) NEITHER SELLER NOR ANY REPRESENTATIVE, MEMBER, AGENT, EMPLOYEE, MANAGER, BROKER, PRINCIPAL, PARTNER, AFFILIATE OR CONSULTANT OF SELLER IS MAKING OR HAS MADE ANY WARRANTY OR REPRESENTATION WITH RESPECT TO ALL OR ANY PART OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, ANY MATTERS CONTAINED IN DOCUMENTS MADE AVAILABLE OR DELIVERED TO BUYER IN CONNECTION WITH THIS AGREEMENT) AS AN INDUCEMENT TO BUYER TO ENTER INTO THIS ESCROW AND THEREAFTER TO PURCHASE THE PROPERTY OR FOR ANY OTHER PURPOSE, AND BUYER HEREBY EXPRESSLY DISCLAIMS (ON BEHALF OF ITSELF AND ANY PARTY AFFILIATED WITH OR RELATED TO BUYER) ANY AND ALL REPRESENTATIONS AND WARRANTIES; AND (E) BY REASON OF ALL OF THE FOREGOING, EXCEPT AS HEREINAFTER EXPRESSLY SET FORTH TO THE CONTRARY, BUYER SHALL ASSUME THE FULL RISK OF ANY LOSS OR DAMAGE OCCASIONED BY ANY FACT, CIRCUMSTANCE, CONDITION OR DEFECT PERTAINING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION THE PRESENCE OF ANY ASBESTOS CONTAINING MATERIAL, HAZARDOUS, TOXIC OR RADIOACTIVE WASTE, SUBSTANCE OR MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY, AND BUYER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER AND ALL OF ITS PARENTS, MEMBERS, SUBSIDIARIES, AFFILIATES, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES, AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS AND EACH OF THEM (INDIVIDUALLY AND COLLECTIVELY, THE "RELEASED PARTIES”) FROM ANY AND ALL RIGHTS AND CLAIMS AGAINST SELLER AND/OR THE RELEASED PARTIES WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE CONDITION, VALUATION, MARKETABILITY OR UTILITY OF THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY RIGHTS OF BUYER UNDER THE STATE OR FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED FROM TIME TO TIME, OR SIMILAR LAWS). BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER AND RELEASE INCLUDES ALL RIGHTS AND CLAIMS OF BUYER AGAINST SELLER PERTAINING TO THE PROPERTY, WHETHER HERETOFORE OR NOW EXISTING OR HEREAFTER ARISING, OR WHICH COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, LIQUIDATED OR UNLIQUIDATED, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH, WHICH IN ANY WAY ARISE OUT OF, OR ARE CONNECTED WITH, OR RELATE TO, THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OF WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. IN CONNECTION AND TO THE EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT

BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE RELEASED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS RELEASE BY BUYER SHALL NOT APPLY TO ANY CLAIMS MADE BY UNAFFILIATED THIRD PARTIES (INCLUDING GOVERNMENTAL AUTHORITIES) AGAINST BUYER OR ITS SUCCESSORS, ASSIGNS, AGENTS OR AFFILIATES FOR CLAIMS BY SUCH THIRD PARTIES TO THE EXTENT CAUSED BY THE FOLLOWING, BUT ONLY TO THE EXTENT RELEASED IN, ON, UNDER OR

ABOUT THE PROPERTY BY SELLER DURING SELLER’S OWNERSHIP OF THE PROPERTY: ASBESTOS CONTAINING MATERIAL, OR HAZARDOUS, TOXIC OR RADIOACTIVE WASTE, SUBSTANCES OR MATERIALS.
          Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Buyer’s Initials
     14. Inspections. This Paragraph 14 shall not affect the non-refundable nature of the Deposit, as set forth in Paragraph 3.1 above, and Buyer shall have no right to terminate this Agreement as a result of any matters in this Paragraph 14. From and after the Opening of Escrow through the earlier of the termination of this Agreement or the Close of Escrow, Buyer, its agents, consultants, contractors and subcontractors shall have the right to enter upon the Property to conduct or make any and all non-intrusive and non-invasive inspections and tests as they deem to be necessary or desirable, subject to the rights of any tenants or occupants of the Property and the limitations set forth below in this Paragraph 14. Buyer’s right to conduct physical sampling of all or any part of the Property (including, without limitation, any “Phase II” environmental assessment, but excluding any non-invasive, non-intrusive mold and indoor air quality sampling or testing) shall be subject to: (a) the prior written approval of Seller, which Seller may withhold or condition in its sole discretion, (b) Seller’s receipt of written evidence that Buyer has procured the insurance required pursuant to this Paragraph 14, and (c) the requirement that Buyer dispose of all such test samples in accordance with applicable law and at no cost or liability to Seller. Nothing herein shall authorize any subsurface testing or drilling on the Property by Buyer or its environmental consultant unless specifically approved in writing by Seller, which Seller may condition or deny in its sole and absolute discretion. Buyer shall obtain or cause its consultants to obtain (and provide evidence to Seller), at Buyer’s sole cost and expense, prior to commencement of any activities on the Property, a customary policy of commercial general liability insurance naming Buyer and Seller with respect to or arising out of any investigative activities by, for or on behalf of Buyer. Such policy of insurance shall name Seller as an additional insured and shall be kept and maintained in force on an occurrence basis during the term of this Agreement. Such policy of insurance shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Additionally, from and after the date hereof, through the Close of Escrow or earlier termination of this Agreement, upon reasonable prior notice to Seller, Buyer may perform reasonable customary tenant interviews at the Property, subject to the consent of the applicable tenants and the rights of the applicable tenants. All tenant interviews shall be coordinated and scheduled through a representative of Seller, as such representative is designated by Seller, and Buyer shall not contact tenants directly to arrange tenant interviews; Seller shall have the right to have a representative(s) of Seller present at all tenant interviews.
     Buyer may, on at least one (1) business days’ notice to Seller, during Seller’s normal business hours, review, and make copies of, any documents (other than the Excluded Materials [as defined below]) relating to the physical or environmental condition of the Property, Leases of tenants at the Property, Seller’s files of tenants at the Property and service contracts for the Property that are located at Seller’s offices or at the offices of Seller’s property manager for the Property or that are made available via the Internet or other on-line system for Buyer’s review (all such documents available for Buyer’s review that are located at the offices of Seller or at the offices of Seller’s property manager or available via the Internet or other on-line system, are collectively referred to as the “Materials”). Without limitation, Buyer acknowledges its receipt of all documents to which Buyer is provided access via the Internet or other on-line system. Except as may be expressly set forth in this Agreement to the contrary, Seller makes no representations or warranties of any kind whatsoever to Buyer as to the accuracy or completeness of the content of the Materials or any other information delivered to or made available to Buyer pursuant to this Agreement, and Seller shall not have any liability or responsibility to Buyer with respect to the accuracy or completeness of any of the Materials or other information or based upon or arising out of any use Buyer may make of the Materials or other information. For purposes of this Agreement, the term “Excluded Materials” shall mean any appraisals, valuations, other offers or agreements relating to the acquisition or sale of the Property, economic evaluations of the Property, reports regarding the Property prepared by Seller or any affiliate of Seller for the internal use or for the information of the investors in Seller, privileged information and any other proprietary information not relating to the physical or environmental condition of the Property or the Leases. Buyer acknowledges that it has no right to review any of the Excluded Materials.
     Buyer hereby agrees to provide to Seller, without representation or warranty, concurrently with the delivery to Buyer, a true and complete copy of all tests, reports, studies and the like generated by such vendor in connection with Buyer’s inspection of the Property. Furthermore, if the Close of Escrow does not occur on or prior to the Closing Date and Seller is not then in default under this Agreement, Buyer shall promptly, upon its receipt, deliver to Seller, at no cost or expense to Seller, without representation or warranty, a copy of all third-party tests, reports, analysis and the like, excluding financial analysis or other proprietary information, obtained and/or prepared for Buyer by third parties pursuant to the provisions of this Paragraph 14. Buyer shall keep all documents and information received from Seller and/or its agents and the results of all of its inspections, studies, investigations, analysis, reports and the like confidential except as required by law and except for disclosures made to Buyer’s agents, consultants and employees or disclosures otherwise permitted under Paragraph 22.18 below. Buyer hereby indemnifies, defends and holds the Property, Seller and their respective officers, members, partners, directors, shareholders, participants, affiliates, managers, representatives, invitees, agents and contractors free and harmless from and against any and all claims, costs, losses, liabilities, damages and expenses arising out of or resulting from entry or activities by Buyer, its representatives, agents, members, affiliates, partners, employees, consultants, contractors or subcontractors, and/or arising out of or resulting from any activities by or on behalf of Buyer under this Paragraph 14, but excluding the mere discovery (as opposed to release, handling, disturbance or exacerbation) of any pre-existing condition on the Property, including the mere discovery of hazardous materials on the Property. Additionally, Buyer shall, at its sole cost and expense, immediately repair any and all damage arising out of or resulting from such entry and any acts or omissions by Buyer, its representatives, agents, members, affiliates, partners, employees, consultants, contractors or subcontractors, and/or arising out of or resulting from any activities by or on behalf of Buyer under this Paragraph 14, and shall immediately, at its sole cost and expense, in a manner reasonably acceptable to Seller, repair and restore the Property to the condition that existed immediately prior to such entry by Buyer, representatives, agents, members, affiliates, partners, employees, consultants, contractors or subcontractors, and/or immediately prior to any activities by or on behalf of Buyer under this Paragraph 14. Buyer may, without Seller’s consent, obtain from governmental entities publicly available factual information that would otherwise be available to the general public absent this Agreement and the transaction contemplated hereby; provided, further however, Buyer shall notify Seller at least one (1) business day prior to contacting any governmental agencies (and Seller and its representatives shall have the right to attend any and all meetings between Buyer (or any representative of Buyer) and any governmental entity or representative). Buyer shall keep the Property free and clear of any mechanics’ liens or materialmen’s liens related to Buyer’s inspection and other activities. All of Buyer’s obligations set forth in this Paragraph 14 shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow, and shall not be limited by any provision of this Agreement.
     If this Agreement is terminated (or deemed terminated) as provided in this Agreement, Buyer shall promptly deliver to Seller or destroy all original copies of the Materials provided by Seller to Buyer and copies of all other documents prepared by or for Buyer that pertain to the Property.
     15. Enforcement and Legal Fees.
          15.1 BUYER’S DEFAULT. IN THE EVENT THE PURCHASE AND SALE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT ARE NOT CONSUMMATED BECAUSE OF A MATERIAL DEFAULT OF BUYER UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED, AS SELLER’S SOLE REMEDY (EXCEPT AS EXPRESSLY PROVIDED IN THE LAST SENTENCE OF THIS PARAGRAPH), TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT THERETOFORE DEPOSITED BY BUYER WITH ESCROW HOLDER AS LIQUIDATED DAMAGES AND SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY (OR ANY PORTION THEREOF) TO BUYER. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT THERETOFORE DEPOSITED BY BUYER WITH ESCROW HOLDER WHICH SHALL BE THE FULL,

AGREED AND LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY [WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369], BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER [PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677]. THE FOREGOING SHALL NOT LIMIT SELLER’S REMEDIES WITH RESPECT TO BUYER’S OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, ITS INDEMNIFICATION OBLIGATIONS) UNDER PARAGRAPHS 14 AND 17 OF THIS AGREEMENT AND THE PROVISIONS SET FORTH IN PARAGRAPH 18 BELOW.

SELLER’S INITIALS	BUYER’S INITIALS
          15.2 SELLER’S DEFAULT. IN THE EVENT THE PURCHASE AND SALE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT ARE NOT CONSUMMATED BECAUSE OF A MATERIAL DEFAULT BY SELLER UNDER THIS AGREEMENT, THEN BUYER SHALL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDY, WHETHER AT LAW OR IN EQUITY, EITHER (A) TO TERMINATE THIS AGREEMENT AND RECOVER FROM ESCROW HOLDER BUYER’S DEPOSIT THERETOFORE DEPOSITED BY BUYER WITH ESCROW HOLDER AND ITS ACTUAL, REASONABLE OUT-OF-POCKET THIRD PARTY COSTS AND EXPENSES PAID TO UNAFFILIATED THIRD PARTIES INCURRED IN PERFORMING ITS DUE DILIGENCE UNDER THIS AGREEMENT AND ITS NEGOTIATION OF THIS AGREEMENT, WHICH RECOVERY, IF ANY, OF AMOUNTS (OTHER THAN THE DEPOSIT ITSELF) UNDER THIS SUBSECTION (A) SHALL NOT EXCEED AN AGGREGATE OF TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000); SUCH RECOVERY OF THE DEPOSIT AND SUCH EXPENSES SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE SELLER FROM ANY AND ALL OTHER LIABILITY UNDER THIS AGREEMENT OTHER THAN SELLER’S INDEMNIFICATION OBLIGATIONS UNDER PARAGRAPH 17 OF THIS AGREEMENT AND THE ATTORNEYS’ FEES PROVISION SET FORTH IN PARAGRAPH 18 BELOW, OR (B) IN LIEU OF TERMINATING THIS AGREEMENT AND SO RECOVERING, BUYER SHALL BE ENTITLED TO PURSUE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATION TO CONVEY THE PROPERTY TO BUYER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT WITHOUT RIGHT TO ANY DAMAGES OR OTHER EQUITABLE RELIEF WHATSOEVER, BUT ONLY IF BUYER FILES SUCH SPECIFIC PERFORMANCE ACTION (IN ACCORDANCE WITH APPLICABLE LAWS), IF AT ALL, WITHIN FORTY-FIVE (45) DAYS FOLLOWING THE SCHEDULED CLOSING DATE. OTHER THAN WITH RESPECT TO SELLER’S OBLIGATION TO TRANSFER THE PROPERTY TO BUYER UPON THE CLOSE OF ESCROW, SUBJECT TO AND IN ACCORDANCE WITH THIS AGREEMENT, THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE AVAILABLE TO ENFORCE ANY OTHER OBLIGATION OF SELLER HEREUNDER. OTHER THAN AS MAY BE EXPRESSLY PROVIDED HEREIN TO THE CONTRARY, BUYER EXPRESSLY WAIVES ITS RIGHTS TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER. NOTWITHSTANDING THE FOREGOING, IF BUYER TIMELY FILES AN ACTION FOR SPECIFIC PERFORMANCE IN ACCORDANCE HEREWITH, BUYER SHALL ALSO HAVE THE RIGHT TO RECORD A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION AGAINST ALL OF ANY PORTION OF

THE PROPERTY, BUT ONLY IN CONNECTION AND CONCURRENTLY WITH THE TIMELY FILING OF SUCH SPECIFIC PERFORMANCE ACTION (AND ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAWS IN CONNECTION WITH ANY SUCH SPECIFIC PERFORMANCE ACTION), AND NOT OTHERWISE.

SELLER’S INITIALS	BUYER’S INITIALS
     16. Notices. Any notice, demand, consent, approval, request, or other communication or document to be provided hereunder to a party hereto shall be in writing and shall be given to such party at its address or telecopy number set forth in the Basic Provisions or such other address or telecopy number as such party may hereafter specify for that purpose by notice to the other party. Each such notice, request, or communication shall, for all purposes, be deemed given and received (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in the Basic Provisions during normal business hours (i.e. 8:00 a.m. to 5:00 p.m. Pacific Standard Time) and confirmation of receipt is received during normal business hours, (b) if hand delivered, upon receipt (c) if given by a recognized overnight delivery service, the day on which such notice, request, or other communication is actually received, or (d) or if given by certified mail, return receipt requested, postage prepaid, two (2) days after it is posted with the United States Postal Service, to the addresses specified in the Basic Provisions. Notices by electronic mail shall not be permitted.
     Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 16. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.
     17. Brokers. Upon the Close of Escrow (but not otherwise), Buyer shall pay a real estate brokerage commission in the amount of $1,355,000.00 to the Broker set forth in the Basic Provisions with respect to this transaction in accordance with Buyer’s separate agreement with Broker. It is understood that Buyer has assumed the responsibility to pay such Broker at the Closing if the purchase by Buyer of the Property pursuant to this Agreement occurs, and Seller shall have no obligation with respect thereto. Each party represents and warrants that, except for the Broker set forth in the Basic Provisions, there are no brokers or finders representing either party in connection with this Agreement, and each party hereto agrees to indemnify, defend and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses and damages (including reasonable attorneys’ fees and court costs) of any kind of character arising out of or resulting from any agreement, arrangement or understanding (except as set forth above with respect to the Broker set forth in the Basic Provisions) alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated under this Agreement. The preceding sentence shall survive the Close of Escrow (and shall not be merged with the Deed) or the earlier termination of this Agreement.
     18. Legal Fees. If either Buyer or Seller brings any action, arbitration or suit against the other for any matter relating to or arising out of this Agreement, then the prevailing party in such action or dispute, whether by final judgment or settlement, shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, such costs shall include, without limitation, in-house and outside attorneys’ fees, costs and expenses. This Paragraph 18 shall survive the Close of Escrow (and shall not be merged with the Deed) or the earlier termination of this Agreement.
     19. Assignment. Buyer may not assign, transfer or convey its rights or obligations under this Agreement at any time without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may assign this Agreement to an “Affiliate” (as defined below) without the requirement of obtaining Seller’s prior written consent (but Buyer shall nevertheless provide at least 5 business days’ prior written notice to Seller with respect to any such assignment, and such assignment shall not occur later than ten (10) business days prior to the Closing Date). For purposes of this Paragraph 19, the term “Affiliate” means an entity that controls, is controlled by or is under common control with the Buyer. The term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. Notwithstanding any permitted assignment by Buyer (including, without limitation, to any Affiliate), no assignment shall release Buyer from any of its obligations hereunder, and any permitted assignment by Buyer shall require the full assumption by the assignee (on a joint and several basis) of all of Buyer’s obligations hereunder, and an assignment and assumption agreement reasonably acceptable to Seller (including, without limitation, with respect to any assignment to any Affiliate) must be delivered to Seller at least five (5) business days prior to the Closing.
     20. Damage or Destruction, Condemnation, Insurance.
          20.1 Condemnation. If at any time prior to the Close of Escrow any “material” portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then at Buyer’s option, to be exercised within ten (10) days after receipt of notice from Seller of such taking, this Agreement shall terminate, and the Deposit theretofore deposited by Buyer with Escrow Holder shall be promptly returned to Buyer by Escrow Holder, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. As used in this Paragraph 20.1, the term “material” shall mean a taking which materially and adversely affects the value or operations of the Property and adversely affects the value of the Property (including any loss of access, rentable are of the Improvements or any parking spaces or rights) by more than two percent (2%) of the Purchase Price. Seller shall give Buyer written notice of any taking promptly after Seller obtains knowledge thereof. If Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. If Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Close of Escrow without a reduction in the Purchase Price and all condemnation proceeds paid or payable to Seller together with the rights of Seller to seek the same shall, upon the Close of Escrow, belong to Buyer and shall be paid over and assigned to Buyer at the Close of Escrow. Seller shall have no obligation to make any repairs to the Property in the event of a condemnation.
          20.2 Damage and Destruction. If at any time prior to the Close of Escrow any “material” portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, then at Buyer’s option, to be exercised within ten (10) days after receipt of notice from

Seller of such destruction or damage, this Agreement shall terminate, the Deposit theretofore deposited by Buyer with Escrow Holder shall be promptly returned to Buyer by Escrow Holder, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. For purposes hereof, the term “material” shall be deemed to be a damage or destruction in excess of two percent (2%) of the Purchase Price. If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Close of Escrow without reduction in the Purchase Price other than by the amount of the deductible under Seller’s insurance policy and all insurance proceeds paid or payable to Seller as a result of such casualty shall, upon the Close of Escrow, belong to Buyer and shall be paid over and assigned to Buyer at the Close of Escrow. Notwithstanding the foregoing, in the event any such damage or destruction of less than a material portion of the Property is not fully covered by Seller’s insurance policies then in full force and effect (the proceeds of which are assignable to Buyer hereunder), Seller shall, as Buyer’s sole and exclusive remedy, by written notice to Buyer, elect to either (A) provide a credit to Buyer against the Purchase Price at the Close Of Escrow equal to the estimated cost to repair any such non-material damage or destruction, but only to the extent of the insufficiency in insurance proceeds available to Buyer in connection therewith, or (B) treat such damage/destruction as “material” under this Paragraph 20.2, in which event, the provisions of this Paragraph 20.2 with respect to “material” damage/destruction (including Buyer’s termination rights and the right to receive a refund of the Deposit theretofore deposited by Buyer with Escrow Holder) shall apply thereto. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction.
     21. New Leases and Contracts
          21.1 New Leases. Seller hereby agrees that on and after the Execution Date (prior to any termination of this Agreement), Seller will not enter into new Leases (other than those which relate solely to the space under the Current CRG Draft [as defined in Paragraph 22.22 below), or Final CRG Lease, if different) which will affect the Property or, unless required under the applicable Lease, Lease modifications or amendments affecting the Property, or, unless required under the applicable Lease, waive any rights in writing under any Lease affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned) (in the event Buyer has not responded to Seller’s written request for consent within five (5) business days after receipt thereof, Buyer shall be deemed to have consented thereto). On or after the Execution Date (prior to any termination of this Agreement), unless required under the applicable Lease, Seller shall not terminate any of the Leases of tenants at the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned) (in the event Buyer has not responded to Seller’s written request for consent within five (5) business days after receipt thereof, Buyer shall be deemed to have consented thereto). Any request for Buyer’s approval of any new Lease, Lease modification, amendment, expansion, extension, renewal or other matter relating to the Leases by Seller pursuant to this Paragraph 21.1, shall be accompanied by, to the extent applicable, a description of any known tenant improvement costs, leasing commissions, free rent, other concessions or leasing costs associated with the same, and, if in Landlord’s possession, appropriate financial information on the applicable Tenant. Notwithstanding the foregoing, no consent will be required from Buyer with respect to any leases, licenses or other agreements affecting only the space under the Current CRG Draft (or Final CRG Lease, if different); without limiting the foregoing,

Seller may, in its sole and absolute discretion, enter into new CRG Agreements, and/or modify or terminate any CRG Agreements, all without Buyer’s consent.
          21.2 Service Contracts. Seller hereby agrees that, on and after the Execution Date (prior to any termination of this Agreement), Seller will not enter into new Service Contract (other than those which relate solely to the space under the Current CRG Draft (or, if different, the Final CRG Lease) and which will not bind Buyer upon the Close of Escrow) which will affect the Property, or, unless required under the applicable Assumable Service Contract, Assumable Service Contract modification or amendment affecting the Property, or, unless required under the applicable Assumable Service Contract, waive any right in writing under any Assumable Service Contract affecting the Property, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned) (in the event Buyer has not responded to Seller’s written request for consent within five (5) business days after receipt thereof, Buyer shall be deemed to have consented thereto). Subject to the terms of the following paragraph, on or after the Execution Date (prior to any termination of this Agreement), unless required under the applicable Assumable Service Contract, Seller shall not terminate any Assumable Service Contract affecting the Property (other than those which relate solely to the space under the Final CRG Lease) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned) (in the event Buyer has not responded to Seller’s written request for consent within five (5) business days after receipt thereof, Buyer shall be deemed to have consented thereto). Notwithstanding the foregoing, no consent will be required from Buyer with respect to any contracts affecting only the space under the Current CRG Draft (or Final CRG Lease, if different).
     Additionally, on or prior to the Close of Escrow (unless this Agreement is terminated), Seller shall terminate all Service Contracts relating to the Property (other than contracts relating to the space under the Final CRG Lease, provided that such contracts do not bind Buyer on or after the Close of Escrow) and entered into by Seller, other than the Assumable Service Contracts; Assumable Service Contracts shall be assigned to and assumed by Buyer pursuant to the General Assignment, as applicable. Any termination fees incurred in connection with such Service Contracts being terminated by Seller shall be the responsibility of Seller. For purposes of this Paragraph 21.2, “Service Contracts” means any service contracts, landscaping contracts, janitorial contracts, maintenance agreements and all other similar contracts for the provision of labor, services, materials or supplies to or for the benefit of the Property; provided, however, notwithstanding the foregoing, “Service Contracts” does not include any Leases or other occupancy or similar agreements relating to the Property nor does it include the construction contracts. “Assumable Service Contracts” means the Service Contracts set forth on Exhibit I attached hereto. Notwithstanding the foregoing, Buyer shall not be required to assume any real property management agreement between Seller and Seller’s property manager for the Property which would otherwise be binding on the Property and/or on Buyer after the Closing, and any such property management agreement shall be terminated by Seller on or prior to the Closing.
          21.3 Operations. After the Execution Date (but prior to the Close of Escrow or any termination of this Agreement), Seller agrees to keep its customary property insurance covering the Property in effect until the Close of Escrow. After the Execution Date (but prior to the Close of Escrow or any termination of this Agreement), Seller shall continue to operate and maintain the Property in the ordinary course of business and in a manner consistent with Seller’s past practice; provided, however, notwithstanding the foregoing, nothing contained in this Paragraph 21.3 shall require Seller to make any expenditures or improvements in excess of $25,000.00, or any capital or structural expenditures or improvements, at or to the Property (including, without limitation, to the Improvements), other than the cooling cell work described on Schedule 21.3 attached hereto (the “Seller Work”), which Seller Work shall be completed by Seller at its sole cost and expense (and the provisions of this Paragraph 21.3 with respect to the completion of the Seller Work shall survive the Close of Escrow and shall not be merged with the Deed until such time as all such Seller Work is fully completed, and shall not be limited by any other provision of this Agreement) as soon as reasonably practicable after the Close of Escrow (subject to force majeure, delays beyond the reasonable control of Seller and delays caused by Buyer or its agents, employees, managers, affiliates, contractors, representatives, licensees or invitees). In connection with the Seller Work, Seller shall indemnify, defend and hold Buyer harmless from any loss, cost or damage suffered by Buyer as a result of claims caused by Seller’s negligence or willful misconduct during and in connection with the actual performance by Seller of the Seller Work. Notwithstanding anything to the contrary set forth in this Agreement , on and after the Closing, Buyer shall provide Seller and its managers, affiliates, agents, employees, engineers, consultants, representatives, members, contractors and subcontractors reasonable access to the Property (and all parts thereof, including, without limitation, all Improvements) to the extent Seller reasonably deems necessary and/or desirable in connection with the performance and completion of the Seller Work. After the Execution Date (but prior to the Close of Escrow or any termination of this Agreement), Seller shall, promptly after receipt thereof, deliver to Buyer any written notice of potential litigation relating to the Property received by Seller prior to the earlier of the Close of Escrow or any termination of this Agreement. Notwithstanding the foregoing, Seller shall not be responsible or in default under this Paragraph 21.3 to the extent any event or matter is caused by the acts or omissions of Buyer or its representatives, agents, members, affiliates, partners, employees, consultants, contractors or subcontractors.
     22. Miscellaneous.
          22.1 Not an Offer. Notwithstanding anything to the contrary in this to Agreement, the signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer and Escrow Holder. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by Buyer, and unless and until this Agreement has been mutually executed by Seller and Buyer and deposited with Escrow Holder and Buyer has deposited the Deposit with Escrow Holder as required under this Agreement, neither this Agreement, nor the transmittal thereof to Buyer or any officer, director, employee, consultant, broker, or agent of Buyer, nor any communication by Seller, or any officer, director, employee, consultant, broker, or agent of Seller, shall create any obligation on the part of Seller.
          22.2 No Obligations Prior to Execution. This Agreement and all other communications relating to this Agreement, the Property and/or any matters relating thereto are made based on the express understanding of Seller that, unless and until this Agreement has been mutually executed by Seller and Buyer and deposited with Escrow Holder and Buyer has deposited the Deposit with Escrow Holder, (a) Seller shall have no obligation whatsoever in connection with this Agreement or the conveyance of the Property to Buyer, including, but not limited to, any obligation to continue negotiating with Buyer or any affiliate, officer, director, employee, agent, or consultant thereof, regarding the Property, this Agreement, or any other agreement or document relating to the

Property, in good faith or otherwise, (b) Seller shall retain at all times the right, in its sole and subjective discretion, to reject any and all proposals and other expressions of interest regarding any possible transaction between Seller and Buyer or any affiliate of Buyer relating to the Property, (c) Seller shall retain at all times the right, in its sole and subjective discretion, to unilaterally terminate any and all negotiations with Buyer and/or any affiliate and/or representative of Buyer relating to this Agreement or the Property, and (d) Seller shall retain at all times the right, without any restraint whatsoever, to negotiate with other parties and/or enter into an agreement of purchase and sale or any other transaction with any other party involving all or any part of the Property.
          22.3 Intentionally Omitted.
          22.4 Computation of Time Periods. If the date upon which the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Pacific Standard Time of the next day which is not a Saturday, Sunday or federal, state or legal holiday. “Business Days” under this Agreement is defined as days falling other than on a Saturday, Sunday or federal or other holiday on which banks in New York, New York are closed for business.
          22.5 Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.
          22.6 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto. No Broker shall be a third party beneficiary of this Agreement.
          22.7 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated in this Agreement by this reference for all purposes.
          22.8 Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.
          22.9 Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future default under any such provision or any other provision hereof.
          22.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except for any choice-of-law principles which provide for the application of the laws of another jurisdiction.
          22.11 Fees and Other Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.
          22.12 Entire Agreement. This Agreement (including all Exhibits attached hereto) supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between, and the final expression of, Buyer and Seller with respect to the subject matter hereof. No subsequent agreement or representation made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.
          22.13 Successors and Assigns. Subject to the restrictions set forth in Paragraph 19 hereof, this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.
          22.14 Construction. The parties acknowledge and agree that (A) each party hereto is of equal bargaining strength, (B) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (C) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (D) each such party and such party’s counsel and advisors have reviewed this Agreement, (E) each such party has agreed to enter into this Agreement following such review and the rendering of such advice, and (F) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.
          22.15 Limitation of Liability; Indemnity. Buyer acknowledges and agrees that neither the trustees, managers, shareholders, officers, members, investment managers, affiliates, employees, partners nor advisors of Seller assume any personal liability for obligations entered into by or on behalf of Seller; the parties acknowledge and agree that no claim, cause of action, liability, demand, damage, debt, expense, and/or lien, including but not limited to any involving this Agreement, shall be asserted against any of the such parties, whether known or unknown at the time of this Agreement or at any time in the future, including after the Close of Escrow or any termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary or any rights that Buyer may have at law or in equity, (a) in no event shall Seller have any liability for speculative, special, consequential or punitive damages, and (b) in no event shall the aggregate liability of Seller (i.e., the combined aggregate liability of the entities comprising Seller) under or otherwise in connection with this Agreement, any documents executed in connection herewith and/or otherwise in connection with the Property (including, without limitation, when combined with all amounts under Paragraph 18 above and when combined with all “Awarded Costs”, as defined in Exhibits D and E, but excluding, however, the Seller Work under Paragraph 21.3 above) exceed a total of Three Million Dollars ($3,000,000.00). Without limiting the remaining terms of Paragraph 22.15, Seller shall have no liability to Buyer for a breach or default of any covenant, representation or warranty or other default under this Agreement unless the valid claims for all such breaches/defaults collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the full amount of such valid claims shall be actionable from the first dollar up to the aggregate amount of Three Million Dollars ($3,000,000.00) (subject to the preceding sentence). Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that any action or claim asserted by Buyer against Seller (or any of the entities comprising Seller) or any of the Released Parties (including, without limitation, in connection with any closing documents executed in connection with this Agreement, but expressly excluding any claim for completion of the Seller Work under Paragraph 21.3 above) must be filed (if at all) on or before the Survival Cut-Off Date, in a court of competent jurisdiction, and Buyer hereby waives any right to bring any such claim or action thereafter. Buyer’s remedies prior to Closing shall be limited as set forth in Paragraph

15.2. The provisions of this paragraph shall survive the Close of Escrow (or any termination of this Agreement), shall not be merged with the Deed and shall not be limited by any provision of this Agreement.
          22.16 Time of the Essence. All times provided for in this Agreement for the performance of any act will be strictly construed, time being of the essence.
          22.17 Recording. The parties agree that neither this Agreement, nor any notice of this Agreement shall be recorded. If Buyer causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of Seller.
          22.18 Confidentiality. Prior to the Close of Escrow, Buyer shall keep strictly confidential the fact that this Agreement exists, the fact that Buyer is under contract with respect to the purchase of the Property, the fact that the Property is subject to an escrow, the Purchase Price, the other terms of this Agreement, and all information concerning the Property (as disclosed, discovered or determined in connection with this transaction); provided, however, Buyer may disclose such information to (a) those employed by Buyer; (b) third parties as required under applicable law; and (c) its potential and current financial partners, investors, advisors, consultants, attorneys and lenders, all of whom shall agree to preserve the confidentiality of such information as required hereby. Prior to the Close of Escrow or earlier termination of this Agreement, Seller shall keep strictly confidential the fact that this Agreement exists, the fact that Buyer is under contract with respect to the purchase of the Property, the fact that the Property is subject to an escrow, the Purchase Price and the other terms of this Agreement; provided, however, Seller may disclose such information to (i) those employed by Seller; (ii) third parties as required under applicable law; and (iii) Seller’s potential and current financial partners, investors, advisors, consultants, attorneys and lenders, all of whom shall agree to preserve the confidentiality of such information as required hereby. Additionally, for the first sixty (60) days after the Close of Escrow, any press releases by Buyer or Seller or their respective agents relating to this Agreement or the sale of the Property by Seller to Buyer shall be joint releases, with the written consent of both parties. The provisions of this Paragraph 22.18 shall survive any termination of this Agreement and the Close of Escrow and shall not be merged with the Deed. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer (its affiliates or any entity advised by Buyer’s affiliates) shall be permitted to disclose this transaction and/or the terms of this transaction and any such information relating to this Agreement or the Property in any document as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body.
          22.19 Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
          22.20 Recordation; Actions to Clear Title. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Property. If Buyer fails to complete its purchase of the Property for any reason, at Seller’s request, Buyer shall, at no cost to Seller, promptly execute, acknowledge and deliver to Seller a quitclaim deed prepared by Seller at its cost, in recordable form, in favor of Seller (or any entity designated by Seller) and any other documents requested by and prepared by Seller at its cost to confirm that neither this Agreement nor any Escrow relating to this Agreement in any manner created any interest running to the benefit of Buyer affecting title to the Property. Seller shall pay the cost to record such quitclaim deed. The provisions of this Paragraph 22.20 shall survive any termination of this Agreement.
          22.21 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. Facsimile signatures on this Agreement shall have the same force and effect as original ink signatures.
          22.22 CRG West Lease. The parties acknowledge and agree that, as part of this Agreement, they have been negotiating that certain Lease (the “CRG Lease”) to be executed and delivered pursuant to Paragraph 9 above between Buyer, as landlord, and CRG West One Wilshire, L.L.C. (“CRG”), an affiliate of Seller, as tenant, relating to various portions of the Building. Once finalized and attached to this Agreement, pursuant to the terms below, Buyer shall not have the right to disapprove or object to the CRG Lease, or any portion thereof, and upon the Close of Escrow, Buyer (and its successors and assigns), as landlord, will be bound by the CRG Lease, and the CRG Lease will affect and encumber the Property. All licenses, leases and other occupancy agreements relating solely to the space covered by the Current CRG Draft (or Final CRG Lease, if different) (collectively, the “CRG Agreements”) shall not be considered “Leases” under this Agreement (including, without limitation, for purposes of Paragraph 11 above). The parties acknowledge and agree that they have approved of the CRG Lease (other than with respect to Section 10.2.1) in substantially the form attached hereto as Schedule 22.22.A hereto (the "Current CRG Draft”); however, certain modifications may still need to be made to the CRG Lease in order to (1) accommodate Buyer’s REIT tax structuring issues, provided that such accommodation shall in no event result in any additional cost, expense or liability to Seller or CRG, and shall in no event result in a diminishment of rights, remedies or income to Seller or CRG, (2) provide for certain rent payments by CRG, and the addition of related space to the CRG Lease, with respect to certain space leased by Verizon on the 6th, 12th, 14th and 31st floors of the Building (which Verizon space has not yet been incorporated into the CRG Lease) in the event that Verizon does not renew its lease for such space in substantial accordance with the lease amendments attached as Schedule 22.22.B hereto, (3) add a space and services sharing agreement or other modifications or agreements to the CRG Lease with respect to certain lease documents covering certain space in the Building which will consist of both space under the Final CRG Lease, and space not under the Final CRG Lease, and (4) finalize Section 10.2.1 of, and the Exhibits to, the Current CRG Draft (collectively, items (1), (2), (3) and (4) are referred to as the “Open Lease Issues”). Seller and Buyer shall continue to use their good faith, commercially reasonable efforts to negotiate and finalize the Open Lease Issues, and the CRG Lease, in their entirety (taking into account that the Current CRG Draft has been substantially agreed upon by the parties) no later than the Lease Outside Date (as defined below). If, prior to 5:00 p.m. Pacific Standard Time on the Lease Outside Date, despite using such good faith, commercially reasonable efforts, the CRG Lease has not been agreed to in writing between Seller and Buyer (and CRG) as the final CRG Lease, and attached to this Agreement as Schedule 22.22.A by Seller and Buyer (in place of the Current CRG Draft, as further described below) (the “Final CRG Lease”), then either party may, in its sole and absolute discretion, terminate this Agreement by written notice to the other party, in which event, this Agreement shall terminate, the Deposit deposited by Buyer with Escrow Holder (less one-half of any escrow and title cancellation fees and costs) shall be refunded to Buyer by Escrow Holder, and neither party hereunder shall have any further obligations or liabilities under this Agreement, except as specifically set forth herein. The attachment of the Final CRG Lease to this Agreement shall be deemed to have occurred upon the mutual written instruction and authorization by Buyer and Seller to Escrow Holder to replace the Current CRG Draft with the Final CRG Lease (and, upon such mutual written instruction, Escrow Holder shall replace the Current CRG Draft with the Final CRG Lease). The “Lease Outside Date” is defined as the date that is ten (10) business days after the Execution Date. Buyer hereby acknowledges and agrees that the CRG Agreements shall not be assigned to Buyer (and Buyer shall have no rights or obligations with respect thereto, except as may be provided to the contrary in the Final CRG Lease), but, rather, shall be assigned from Seller to CRG upon the Close of Escrow, it being understood and agreed by Buyer that Buyer shall have no rights or obligations (whether to income or otherwise) or remedies with respect to the CRG Agreements (except as may be provided to the contrary in the Final CRG Lease). Without limiting the foregoing, the equipment and infrastructure depicted on Schedule 22.22 attached hereto (and all other property and equipment which is to belong to CRG under the Final CRG Lease) will belong to CRG, and Buyer shall have no rights or obligations with respect thereto (except as may be expressly provided to the contrary in the Final CRG Lease). The provisions of this Paragraph 22.22 shall survive the Close of Escrow and shall not be merged with the Deed.
          22.23 Natural Hazard Disclosures. Buyer and Seller acknowledge that, pursuant to California law, Seller may be required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller will employ the services of a service selected by Seller (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.
          22.24 Cooperation with Buyer’s Auditors and SEC Filing Requirements. Seller shall, without representation, warranty or liability of any kind to Buyer or any affiliate of Buyer, provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the three prior calendar years. Buyer shall be responsible for all costs and expenses associated with this audit, and Seller shall have no obligation to incur any cost or expense under this Paragraph 22.24. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide, without representation, warranty or liability of any kind to Buyer or any affiliate of

Buyer, to Buyer’s auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall, without representation, warranty or liability of any kind to Buyer or any affiliate of Buyer, provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, without representation, warranty or liability of any kind to Buyer or any affiliate of Buyer, furnish to Buyer such financial and other information as may be reasonably required by Buyer or any Affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first written above.

BUYER:		SELLER:

HINES REIT ONE WILSHIRE LP,		CARLYLE ONE WILSHIRE II, L.P.,
a Delaware limited partnership		a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC,
a Delaware limited liability company,
its general partner

By:

Name:

	By:	Its:

Name:

Its:

POST-CLOSING GUARANTY (THE “GUARANTY”) BY CERTAIN SELLER AFFILIATES
     The undersigned are affiliates of Seller and acknowledge and agree that the transaction contemplated by this Agreement is beneficial to them. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, effective as of the Close of Escrow (if the Closing occurs) hereby joins in this Agreement, for the sole purpose of guaranteeing to Buyer, on a joint and several basis, the performance by Seller of each and every obligation and liability of Seller under this Agreement to the extent expressly stated to survive the Close of Escrow (and to the extent of Seller’s maximum obligations and liability under this Agreement, and for the duration thereof, as set forth in this Agreement), as well as all of Seller’s representations, warranties or covenants under this Agreement to the extent expressly stated to survive the Close of Escrow (and to the extent of Seller’s maximum obligations and liability under this Agreement, and for the duration thereof, as set forth in this Agreement), and acknowledges that Buyer shall have the right to look to the undersigned, on a joint and several basis, as a primary obligor hereunder. The undersigned hereby waives all applicable suretyship and other similar defenses with respect to this Guaranty. This Guaranty shall be of no force or effect if the Close of Escrow does not occur for any reason. Notwithstanding the foregoing, (a) all limitations, waivers, releases, time restrictions and caps on liability and obligations under this Agreement (including, without limitation, under Paragraph 22.15 of this Agreement) in favor of Seller shall fully apply to the obligations and liability of the undersigned, and (b) the aggregate liability and obligations of the undersigned, together with that of Seller, when combined, shall not exceed the aggregate liability and obligations of Seller set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

CARLYLE REALTY PARTNERS III, L.P.
By: Carlyle Realty III, L.P., its general partner

By:

Name:

Its:

CARLYLE REALTY QUALIFIED PARTNERS III, L.P.
By: Carlyle Realty III, L.P., its general partner

By:

Name:

Its:

CARLYLE REALTY QUALIFIED PARTNERS III-A, L.P.
By: Carlyle Realty III, L.P., its general partner

By:

Name:

Its:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

CARLYLE REALTY COINVESTMENT III, L.L.C.

By:

Name:

Its:

CARLYLE REALTY FOREIGN INVESTORS III, L.P.
By: Carlyle Realty III, L.P., its general partner

By:

Name:

Its:

CARLYLE REALTY PARTNERS III (CANADIAN), L.P.
By: Carlyle Realty III, L.P., its general partner

By:

Name:

Its: